Exhibit 99.1

NEWS	FOR FURTHER INFORMATION

FOREST OIL CORPORATION	CONTACT: MICHAEL N. KENNEDY

1600 BROADWAY, SUITE 2200

MANAGER - INVESTOR RELATIONS

DENVER, COLORADO 80202	303.812.1739

FOR IMMEDIATE RELEASE

FOREST OIL ANNOUNCES RECORD 2005 SECOND QUARTER RESULTS

Earnings, Production, EBITDA, Cash Flow and Free Cash Flow All Set Record Pace

DENVER, COLORADO – August 8, 2005 - Forest Oil Corporation (NYSE:FST) (Forest or the Company) today announced results for the second quarter and first six months of 2005.  In the second quarter of 2005 compared to the second quarter of 2004, the Company had the following highlights:

•                  Net earnings were a record $52 million, an increase of 86%.

•                  Sales volumes were a record 44.8 Bcfe, an increase of 10%.

•                  EBITDA was a record $200 million, an increase of 37%.

•                  Net cash flow from operations, exclusive of working capital items, was a record $182 million, an increase of 39%.

•                  Free cash flow was a record $77 million, an increase of 97%.

•                  Lease operating expense was $1.02 per Mcfe, a decrease of 6%.

•                  Net debt was $870 million, a decrease of 13%.

H. Craig Clark, President and CEO, stated, “Forest continues to execute on its free cash flow business model.  The company has generated over $155 million in free cash flow this year and we have invested only 55% of our cash flow in drilling activities to date.  This model should allow us to pay for our Buffalo Wallow acquisition with free cash flow by the end of the third quarter.  Our execution has resulted in year-over-year production growth of 10%, increased proved reserves and expansion of our drilling inventory, while decreasing net debt by $130 million.  So far this year we have made good on our expectations to hold per unit cash costs flat and we are seeing a decrease in our drillbit finding and development costs as we focus more capital onshore.  We believe our business model is working extremely well and provides for both growth and flexibility.”

SECOND QUARTER 2005 RESULTS

For the quarter ended June 30, 2005, Forest reported net earnings of $52.2 million or $.85 per basic share.  This amount compares to net earnings of $28.1 million or $.51 per basic share in the corresponding 2004 period.  Increased earnings for the quarter ended June 30, 2005 as compared to the corresponding period of 2004 were due primarily to increased sales volumes and higher oil and gas prices offset by higher depletion expense.

For the second quarter of 2005, Forest’s sales volumes were 492 MMcfe/d or an increase of 10% compared to the second quarter of 2004.  Natural gas volumes increased 9% and liquids volumes increased 12% in the 2005 period compared to the 2004 period.  Sales volumes decreased 27 MMcfe/d in offshore Gulf of Mexico during the quarter due to service delays in hooking up new discoveries and weather.  Also, unusually wet weather in Canada limited exploration and development activity in the second quarter and specifically limited pipeline activity in the Wild River area.  The Company’s EBITDA increased 37% compared to the second quarter of 2004 to $199.6 million, due to the 10% increase in production and higher per unit netbacks (oil and gas sales revenue less lease operating expenses, production and property taxes, and transportation costs).

At June 30, 2005, net debt (principal amount of long-term debt less cash on hand) decreased to $870 million compared to $1 billion at June 30, 2004.  The year-over-year decrease in net debt was primarily due to the internally generated free cash flow during this period.  The Company exited the second quarter of 2005 with a net debt to book capitalization rate of 36% compared to 43% at June 30, 2004.

SIX MONTHS ENDED JUNE 30, 2005 RESULTS

For the six months ended June 30, 2005, Forest reported net earnings of $91.1 million or $1.50 per basic share.  This amount compares to net earnings of $47.2 million or $.87 per basic share in the corresponding 2004 period.  Increased earnings for the six months ended June 30, 2005 as compared to the corresponding period of 2004 were due primarily to increased sales volumes and higher oil and gas prices offset by higher depletion expense.

For the six months ended June 30, 2005, Forest’s sales volumes were 495 MMcfe/d or an increase of 12% compared to the corresponding period in 2004.  The Company’s EBITDA increased 39% compared to the corresponding period in 2004 to $384 million, due to the 12% increase in production and higher per unit netbacks (oil and gas sales revenue less lease operating expenses, production and property taxes, and transportation costs).

CAPITAL ACTIVITIES

In the second quarter of 2005, Forest spent $215 million on oil and gas property acquisitions, excluding the deferred tax step-up in booked fair value of the Buffalo Wallow assets, and $105 million in exploration and development activities.  Total costs incurred included a non-cash charge of $89 million relating to the deferred tax step-up in the booked fair value of the assets acquired in the Buffalo Wallow acquisition.  The following table summarizes capital expenditures incurred in the second quarter of 2005 for exploration, development and acquisition activities (in millions of dollars):

	United States	Canada	International	Consolidated Total
Exploration (1)	$29	4	1	34
Development	63	8	—	71
Acquisitions	215	—	—	215

Total	307	12	1	320
Add:
Step-up in booked fair value of Buffalo Wallow assets	89	—	—	89
	$396	12	1	409

(1)                                  Includes $5 million of land and seismic expenditures.

For the six months ended June 30, 2005, Forest spent $223 million on acquisitions, excluding the deferred tax step-up in booked fair value of the Buffalo Wallow assets, and $194 million in exploration and development activities, and received $6 million from asset dispositions.  Total costs incurred included a non-cash charge of $89 million relating to the deferred tax step-up in the booked fair value of the assets acquired in the Buffalo Wallow acquisition.  The following table summarizes capital expenditures incurred in the six months ended June 30, 2005 for exploration, development and acquisition activities (in millions of dollars):

	United States	Canada	International	Consolidated Total
Exploration (1)	$54	17	1	72
Development	100	22	—	122
Acquisitions	216	7	—	223

Total	370	46	1	417
Add:
Step-up in booked fair value of Buffalo Wallow assets	89	—	—	89
	$459	46	1	506

(1)          Includes $13 million of land and seismic expenditures.

CERTAIN COMPARATIVE FINANCIAL AND OPERATING DATA

The following table sets forth certain of Forest’s financial and operating data for the three and six months ended June 30, 2005 and 2004:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Daily natural gas sales volumes (MMcf):
United States	254.1	241.5	256.4	237.6
Canada	48.9	35.8	48.9	35.2
Total	303.0	277.3	305.3	272.8

Daily liquids sales volumes (MBbls):
United States	28.0	25.5	28.1	25.0
Canada	3.5	2.6	3.6	2.5
Total	31.5	28.1	31.7	27.5

Equivalent daily sales volumes (MMcfe):
United States	422.0	394.5	424.6	387.6
Canada	69.8	51.4	70.5	50.2
Total	491.8	445.9	495.1	437.8

Total equivalent sales volumes (Bcfe)	44.8	40.6	89.6	79.7

Oil and gas sales revenue (millions) (1)	$269.4	207.9	528.2	401.7

Average gas sales price (per Mcf) (1)	$5.81	5.20	5.69	5.14

Average liquids sales price (per Bbl) (1)	$38.17	30.00	37.33	29.28

Costs (per $Mcfe):
Lease operating expenses	1.02	1.08	1.05	1.16
Production and property taxes	.24	.17	.23	.18
Transportation costs	.10	.09	.11	.09
General and administrative expense	.25	.20	.24	.18
Interest expense	.36	.32	.34	.33
Current income tax expense	.01	—	.02	.01

Capital expenditures (millions):
Exploration and development	$105	92	194	141
Acquisitions(2)	304	354	312	364
Total	$409	446	506	505

(1)   Includes effects of hedging.

(2)  Includes a deferred tax gross up of approximately $89 million for the three and six month periods ended June 30, 2005 and $54 million for the same periods in 2004.

FINANCIAL AND OPERATIONAL RESULTS

For the three and six month period ended June 30, 2005, oil and gas sales volumes increased approximately 10% and 12%, respectively, compared to the corresponding periods in 2004 due primarily to acquisitions of producing properties made in April 2005 and June 2004 (net of approximately $100 million of property dispositions).  Increased sales volumes, coupled with increased net price realizations for oil and natural gas, respectively, increased oil and gas revenue 30% and 31% in the three and six months ended June 30, 2005 compared to the corresponding periods in 2004.

Oil and gas production expense increased on an absolute dollar basis but decreased on a per-unit basis in the six months ended June 30, 2005 compared to the corresponding period of 2004.  The components of oil and gas production expense were as follows:

	Three Months Ended June 30,				Six Months Ended June 30,
	2005	Per Mcfe	2004	Per Mcfe	2005	Per Mcfe	2004	Per Mcfe
	(In Thousands, except per unit amounts)
Direct operating expense and overhead	$38,336.86		38,631.95		79,147.89		80,419	1.01
Workovers	7,447.16		5,237.13		14,496.16		11,638.15
Transportation costs	4,583.10		3,728.09		9,755.11		7,420.09
Production and property taxes	10,547.24		7,095.17		20,444.23		14,543.18

Total production expense	$60,913	1.36	54,691	1.34	123,842	1.39	114,020	1.43

Lease operating expenses (LOE), which includes direct operating expense and overhead and workovers, increased to $45.8 million for the quarter ended June 30, 2005 or 4% from $43.9 million for the corresponding 2004.  On a per-unit basis, LOE decreased 6% from $1.08 per Mcfe in the second quarter of 2004 to $1.02 per Mcfe in the second quarter of 2005.  For the six month period ended June 30, 2005, LOE on a per-unit basis decreased 9% to $1.05 per Mcfe from $1.16 per Mcfe in the corresponding 2004 period.  The 6% and 9% decrease in LOE on an equivalent Mcfe basis for the three and six months ended June 30, 2005, respectively, is primarily a result of cost control efforts as announced in the third quarter of 2004 which have more than offset increases in service and material costs.

Production and property taxes increased by $3.5 million or 49% during the second quarter 2005 compared to the prior year’s second quarter.  For the six month period ended June 30, 2005, production and property taxes increased by 41% compared to the prior year period.  The three and six month increases were attributable to higher commodity prices.  As a percentage of oil and natural gas revenue excluding hedging, production and property taxes for the three and six month periods ended June 30, 2005 were 3.5% and 3.5%, respectively, and in the comparable periods of 2004 were 3.0% and 3.2%, respectively.  The increase is caused by a greater percentage of our production from onshore U.S. fields.

General and administrative expense increased 36% to $11.1 million for the quarter ended June 30, 2005 compared to $8.2 million for the corresponding period in 2004.  For the six months ended June 30, 2005, general and administrative expense increased 50% to $21.8 million compared to $14.5 million for the corresponding period in 2004.  The three and six month increases resulted primarily from increased headcount due to acquisition activities and a decrease in our overhead capitalization rate from 42% and 45% in 2004, respectively, to 36% and 37% in 2005, respectively.  Combined capitalized and expensed overhead costs increased by 23% for the comparable quarter and by 31% in the comparable six month period.

Depreciation and depletion expense increased to $97.2 million for the quarter ended June 30, 2005 from $83.5 million for the corresponding period in 2004.  On a per-unit basis, the depletion rate was $2.15 per Mcfe for the quarter ended June 30, 2005 compared to $2.04 per Mcfe in the corresponding period in 2004.  For the six month period June 30, 2005, depreciation and depletion expense increased to $193.5 million from $163.1 million for the comparable period in 2004.  On a per-unit basis, the depletion rate was $2.14 per Mcfe for the first six months of 2005 compared to $2.03 per Mcfe in the corresponding period in 2004.  The three month and six month increases in depletion expense and in the per-unit depletion rate in 2005 compared to 2004 were due primarily to the effect of marginal properties sold in Canada in the fourth quarter of 2004.  The sales price received per unit was less than that cost pool’s depletion rate,  therefore, the depletion rate on the remaining reserves in Canada increased.

Other expense for the three and six months ended June 30, 2005 includes a charge of $2.2 million representing our 40% share of a valuation allowance that our equity method investee recorded in June 2005 against a portion of its deferred tax assets.

The consolidated balance sheet at June 30, 2005 includes the Buffalo Wallow acquisition. Pursuant to purchase accounting rules, Forest recorded a deferred tax liability of approximately $88.7 million and an asset for goodwill of approximately $38.1 million.

HEDGING

Forest currently has hedges in place for the remainder of 2005 and 2006 covering the aggregate average daily volumes and weighted average prices shown below.  The majority of the volumes hedged for 2005 and 2006 are associated with Forest’s acquisition activities.

	Remainder of 2005		2006
Natural gas swaps:
Contract volumes (BBtu/d)	106.7	(2)	50.0	(1)
Weighted average price (per MMBtu)	$5.14		6.02

Natural gas collars:
Contract volumes (BBtu/d)	46.7	(1)	30.0
Weighted average ceiling price (per MMBtu)	$7.17		11.25
Weighted average floor price (per MMBtu)	$5.89		6.54

Oil swaps:
Contract volumes (MBbls/d)	8.5	(2)	4.0	(1)
Weighted average price (per Bbl)	$35.42		31.58

Oil collars:
Contract volumes (MBbls/d)	1.0	(1)	5.5	(2)
Weighted average ceiling price (per Bbl)	$47.30		65.87
Weighted average floor price (per Bbl)	$42.00		46.73

Oil three-way collars:
Contract volumes (MBbls/d)	1.5		—
Weighted average ceiling price (per Bbl)	$32.00		—
Weighted average floor price (per Bbl)	$28.00		—
Three-way weighted average floor price (per Bbl)	$24.00		—

(1)          Represents hedged volumes associated with Forest’s acquisition activities.

(2)          100.0 of the 106.7 BBtu/d of hedged natural gas volumes and 6.5 of the 8.5 MBbls/d of hedged oil swap volumes in 2005 are associated with Forest’s acquisition activities. 1.0 of the 5.5 BBtu/d of hedged natural gas collar volumes in 2006 are associated with Forest’s acquisition activities.

OPERATIONAL PROJECT UPDATE

Western Business Unit

Buffalo Wallow Acquisition, Texas Panhandle (66-100% Working Interest) – As previously announced, Forest closed this acquisition on April 1, 2005 and took over operations with a four rig drilling program immediately following closing.  During the second quarter, Forest completed 8 wells with a 100% success rate and had 5 wells completing at June 30, 2005 including activity in offset areas.  Initial test rates have ranged from 1 to 4.5 MMcfe/d and have averaged 1.9 MMcfe/d.  Additional fracture treatments and additional Atoka pay have contributed to the higher than anticipated test rates.  Total net production has increased 45% since acquiring the properties from 20 to 29 MMcfe/d.

Delaware Basin, Winkler and Loving Counties, Texas (98-100% Working Interest) – Forest has 2 deep tests drilling and one completing in the Haley Atoka trend. Results from these wells should be known in the fourth quarter of 2005.  Additional wells are planned in 2005.

SE New Mexico Exploration/Exploitation Drilling Program (6-50% Working interest) – Activity has increased in the Morrow gas trend with 12 gross wells spud year to date 2005 with an 86% success rate.  Test rates have been as high as 5.5 MMcfe/d and have averaged 1.9 MMcfe/d.  Five wells are currently in progress.

Central Midland Basin, Texas Exploitation Activity (25-100% Working interest) -Forest has an active exploitation program on properties acquired over the last 2 years. Most of these projects are on wells located in the Dune, Fullerton, Martin, Spraberry, and Tex-Mex Fields. Production has increased on all of these acquisition projects, most notably on the Minihan acquisition, where production has increased 40% since the beginning of 2005.  Forest continues to utilize its company-owned rigs in these areas.

Gulf Coast Business Unit

Sabine Prospect, Calcasieu Parish, Louisiana (45% Working Interest) – The Kirby Jones #1 Well, the fourth exploration well, was completed at 3.8 MMcfe/d at 5,700 psi flowing tubing pressure.  The four wells in this field have been initially completed at an average of 4.4 MMcfe/d.  A fifth exploration well is currently drilling with 5 additional wells scheduled to be drilled in 2005 in this field and the Liberty/Dayton acreage in Southeast Texas.

South Texas, Vicksburg and Wilcox Trend (100% Working Interest) – Forest had two successful wells in the McAllen Ranch and Guerra Field in the second quarter of 2005.  The two wells tested at an average of 2.1 MMcfe/d with additional activity in these fields planned in 2005.

Gulf of Mexico Deep Shelf Program (75% Working Interest) – The South Timbalier Block 72 #22 exploratory well was drilled to 17,625 feet and tested 14.2 MMcfe/d at 6,300 psi flowing tubing pressure.  First sales occurred at the beginning of the third quarter.

Gulf of Mexico Shallow Shelf Program (64 – 100% Working Interest) – Three significant wells were logged in the second quarter of 2005.  The Eugene Island 53 G-1 well logged 78 feet of net gas pay from 3 sands, the Brazos 491 #4 well logged 60 feet net gas pay in 12 sands and the Vermilion 102 A-3 ST well logged 48 feet net gas pay in two sands.  All three wells should be tied to sales in the third quarter when offshore construction barges are available.  Total net production from these wells is expected to be between 15 and 20 MMcfe/d. In addition, the recompletion program at South Timbalier 295 completed in the quarter yielded an increase in production of 8.5 MMcfe/d.

Canada Business Unit

Wild River Area, Alberta, Canada (24-89% Working Interest) - Wild River continues to be our most active area in Canada with a two rig drilling program.  Gross production has increased from 26 to 36 MMcfe/d since last quarter despite wet weather delaying drilling, completion and pipeline activity.  Suspended operations resumed in early June 2005 with 5 wells currently being completed and 2 additional wells awaiting pipeline connection.

Foothills Area, Alberta, Canada (40-100% Working Interest) - Three wells were drilled and cased during the first half of 2005 but testing and completion were delayed due to wet weather.  Operations are expected to commence to complete and tie these wells into sales in late third quarter 2005.

Alaska Business Unit

Onshore Cook Inlet Gas Exploration Program (30 – 100% Working Interest)  – Forest recently signed a two year gas sales agreement with a local consumer to sell the gas from previously announced discoveries at West Foreland on the west side of the Cook Inlet.  Gas sales of 5-15 MMcfe/d will commence late in the fourth quarter of 2005.  In addition, Forest and its partners performed further testing of the Three Mile Creek #1 discovery in the second quarter of 2005.

Construction of the 5 mile pipeline will allow first sales at an expected rate of 5 MMcfe/d in late third quarter 2005.  Two additional offset wells are planned at Three Mile Creek in 2005.  Additionally, Forest plans 3 deepenings/recompletions and 2 wildcat tests onshore by the end of 2005 depending on rig availability.

2005 GUIDANCE

There are no changes to the 2005 guidance provided in Forest’s press release dated April 4, 2005.

NON-GAAP FINANCIAL MEASURES

In addition to reporting earnings from continuing operations as defined under GAAP, Forest also presents EBITDA, which consists of net earnings from continuing operations plus interest expense, income tax expense, depreciation and depletion, unrealized (gain) loss on derivatives, impairment of oil and gas properties and accretion of asset retirement obligations.  Management uses this measure to assess the Company’s ability to generate cash to fund exploration and development activities and to service debt.  Management interprets trends in this measure in a similar manner as trends in cash flow and liquidity.  EBITDA should not be considered as an alternative to net earnings from continuing operations as defined by GAAP.  The following is a reconciliation of net earnings from continuing operations to EBITDA (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Earnings from continuing operations	$52,201	28,130	91,072	47,767
Interest expense	16,061	13,084	30,560	26,031
Income tax expense	31,869	16,220	53,115	28,721
Depreciation and depletion	97,249	83,474	193,525	163,102
Unrealized (gain) loss on derivatives	(4,310)	(1,248)	2,270	(217)
Impairment of oil and gas properties	—	1,690	2,924	1,690
Change in deferred tax valuation allowance of equity investee	2,167	—	2,167	—
Accretion of asset retirement obligations	4,322	4,153	8,599	8,428
EBITDA	$199,559	145,503	384,232	275,522

Forest also presents net cash flow from operations, exclusive of working capital items, which consists of net cash provided by operating activities plus the period change in accounts receivable, other current assets, accounts payable and accrued expenses.  Management uses this measure to assess the Company’s ability to generate cash to fund exploration and development activities.  Management interprets trends in this measure in a similar manner as trends in cash flow and liquidity.  Net cash flow from operations, exclusive of working capital items should not be considered as an alternative to net cash provided by operating activities as defined by GAAP.  The following is a reconciliation of net cash provided by operating activities to net cash flow from operations, exclusive of working capital items (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net cash provided by operating activities	$189,340	145,418	325,423	243,195
Changes in operating assets and liabilities:
Accounts receivable	(26,988)	14,859	(20,745)	(24,251)
Other current assets	(2,923)	(5,943)	(1,324)	5,046
Accounts payable and accrued expenses	22,197	(23,604)	45,755	22,420
Net cash flow from operations, exclusive of working capital items	$181,626	130,730	349,109	246,410

In addition to total debt, Forest also presents net debt, which consists of principal amount of long-term debt less cash and cash equivalents on hand at the end of the period.  Management uses this measure to assess the Company’s indebtedness, based on actual principal amounts owed and cash on hand which has not been applied to reduce the amounts of the credit facility.  The following table sets forth the components of net debt as of June 30, 2005 and June 30, 2004 (in millions):

	June 30, 2005		June 30, 2004
	Principal	Book(1)	Principal	Book(1)

Credit facilities and bank debt	$184	184	352	352
8% Senior notes due 2008	265	271	265	274
8% Senior notes due 2011	285	299	160	166
7 ¾% Senior notes due 2014	150	164	150	165
9 ½% Senior notes assumed	—	—	125	127
Total long-term debt	884	918	1,052	1,084
Cash and cash equivalents	14	14	52	52
Net debt	$870	904	1,000	1,032

(1)  Book amounts include the principal amount of long-term debt adjusted for unamortized gains on interest rate swaps of $28.0 million and $34.9 million at June 30, 2005 and June 30, 2004, respectively and an unamortized net premium (discount) on issuance of $6.0 million and $(2.7) million at June 30, 2005 and June 30, 2004, respectively.

Forest presents free cash flow, which consists of net cash from operations, exclusive of working capital items less exploration and development capital expenditures.  Management uses this measure to assess the Company’s ability to generate cash to repay debt and fund acquisitions.  Management interprets trends in this measure in a similar manner as trends in cash flow and liquidity.  Free cash flow should not be considered as an alternative to net cash provided by operating activities as defined by GAAP.  The following is a reconciliation of net cash provided by operating activities to free cash flow (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net cash provided by operating activities	$189,340	145,418	325,423	243,195
Changes in operating assets and liabilities:
Accounts receivable	(26,988)	14,859	(20,745)	(24,251)
Other current assets	(2,923)	(5,943)	(1,324)	5,046
Accounts payable and accrued expenses	22,197	(23,604)	45,755	22,420
Net cash flow from operations, exclusive of working capital items	181,626	130,730	349,109	246,410
Exploration and development capital expenditures	104,661	91,748	193,502	141,048
Free cash flow	$76,965	38,982	155,607	105,362

TELECONFERENCE CALL

Forest Oil Corporation management will hold a teleconference call on Tuesday, August 9, 2005, at 12:00 pm MT to discuss the items described in this press release.  If you would like to participate please call 1.800.399.6298 (for U.S./Canada) and 1.706.634.0924 (for International) and request the Forest Oil teleconference (ID # 8227916).

A replay will be available from Tuesday, August 9 through August 16, 2005.  You may access the replay by dialing toll free 1.800.642.1687 (for U.S./Canada) and 1.706.645.9291 (for International), conference ID # 8227916.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements.  The forward-looking statements provided in this press release are based on management’s current belief, based on currently available information, as to the outcome and timing of future events.  Forest cautions that its future natural gas and liquids production, revenues and expenses and other forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas.  These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in Forest’s 2004 Annual Report on Form 10-K as filed with the Securities and Exchange Commission.  Also, the financial results of Forest’s foreign operations are subject to currency exchange rate risks.  Any of these factors could cause Forest’s actual results and plans to differ materially from those in the forward-looking statements.

Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in North America and selected international locations.  Forest’s principal reserves and producing properties are located in the United States in the Gulf of Mexico, Texas, Louisiana, Oklahoma, Utah, Wyoming and Alaska, and in Canada.  Forest’s common stock trades on the New York Stock Exchange under the symbol FST.  For more information about Forest, please visit our website at www.forestoil.com.

August 8, 2005

FOREST OIL CORPORATION

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
	2005	2004
	(In Thousands)
ASSETS
Current assets:
Cash and cash equivalents	$14,048	55,251
Accounts receivable	146,138	151,927
Current deferred tax asset	66,457	38,321
Other current assets	30,019	37,969
Total current assets	256,662	283,468

Net property and equipment	3,028,635	2,721,118

Goodwill	99,897	68,560
Other assets	43,531	49,359
	$3,428,725	3,122,505
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$203,122	217,640
Derivative instruments	136,193	80,523
Asset retirement obligations	36,772	25,452
Total current liabilities	376,087	323,615

Long-term debt	917,958	888,819
Asset retirement obligations	180,217	184,724
Derivative instruments	41,259	20,890
Other liabilities	37,492	35,785
Deferred income taxes	317,928	196,525
Total liabilities	1,870,941	1,650,358
Shareholders’ equity:
Common stock	6,386	6,159
Capital surplus	1,493,753	1,444,367
Retained earnings	157,066	66,007
Accumulated other comprehensive (loss) income	(48,518)	6,780
Treasury stock, at cost	(50,903)	(51,166)
Total shareholders’ equity	1,557,784	1,472,147
	$3,428,725	3,122,505

FOREST OIL CORPORATION

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(In Thousands Except Per Share Amounts)
Revenue:
Oil and gas sales:
Natural gas	$160,115	131,153	314,641	255,215
Oil, condensate and natural gas liquids	109,240	76,735	213,584	146,510
Total oil and gas sales	269,355	207,888	528,225	401,725
Processing and marketing income, net	1,700	590	3,121	1,006
Total revenue	271,055	208,478	531,346	402,731
Operating expenses:
Lease operating expenses	45,783	43,868	93,643	92,057
Production and property taxes	10,547	7,095	20,444	14,543
Transportation costs	4,583	3,728	9,755	7,420
General and administrative	11,091	8,169	21,847	14,529
Depreciation and depletion	97,249	83,474	193,525	163,102
Accretion of asset retirement obligation	4,322	4,153	8,599	8,428
Impairment of oil and gas properties	—	1,690	2,924	1,690
Total operating expenses	173,575	152,177	350,737	301,769
Earnings from operations	97,480	56,301	180,609	100,962
Other income and expense:
Interest expense	16,061	13,084	30,560	26,031
Unrealized (gain) loss on derivative instruments	(4,310)	(1,248)	2,270	(217)
Other (income) expense, net	1,659	115	3,592	(1,340)
Total other income and expense	13,410	11,951	36,422	24,474
Earnings before income taxes and discontinued operations	84,070	44,350	144,187	76,488
Income tax expense:
Current	617	157	2,174	868
Deferred	31,252	16,063	50,941	27,853
Total income tax expense	31,869	16,220	53,115	28,721
Earnings from continuing operations	52,201	28,130	91,072	47,767
Loss from discontinued operations, net of tax	—	—	—	(575)
Net earnings	$52,201	28,130	91,072	47,192
Weighted average number of common shares outstanding:
Basic	61,419	55,437	60,817	54,560
Diluted	62,727	56,437	62,433	55,594
Basic earnings per common share:
Earnings from continuing operations	$.85	.51	1.50	.88
Loss from discontinued operations, net of tax	—	—	—	(.01)
Net earnings per common share	$.85	.51	1.50	.87
Diluted earnings per common share:
Earnings from continuing operations	$.83	.50	1.46	.86
Loss from discontinued operations, net of tax	—	—	—	(.01)
Net earnings per common share	$.83	.50	1.46	.85

FOREST OIL CORPORATION

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2005	2004
	(In Thousands)
Cash flows from operating activities:
Net earnings	$91,072	47,192
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and depletion	193,525	163,102
Impairment of oil and gas properties	2,924	1,690
Accretion of asset retirement obligations	8,599	8,428
Unrealized loss (gain) on derivative instruments	2,270	(217)
Deferred income tax expense	50,941	28,574
Other, net	(222)	(2,359)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	20,745	24,251
Other current assets	1,324	(5,046)
Accounts payable and accrued expenses	(45,755)	(22,420)
Net cash provided by operating activities	325,423	243,195

Cash flows from investing activities:
Acquisition of subsidiaries	(196,631)	(167,968)
Capital expenditures for property and equipment:
Exploration, development and other acquisition costs	(201,577)	(163,603)
Other fixed assets	(4,853)	(1,229)
Proceeds from sales of assets	6,437	8,510
Sale of goodwill and contract value	—	8,493
Other, net	(5,047)	1,168
Net cash used by investing activities	(401,671)	(314,629)

Cash flows from financing activities:
Proceeds from bank borrowings	1,157,953	493,490
Repayments of bank debt assumed in acquisitions	(35,000)	(30,000)
Repayments of bank borrowings	(1,126,000)	(470,000)
Proceeds of common stock offering, net of offering costs	—	117,143
Proceeds from the exercise of options and warrants	38,453	4,541
Other, net	322	(2,566)
Net cash provided by financing activities	35,728	112,608
Effect of exchange rate changes on cash	(683)	(495)
Net (decrease) increase in cash and cash equivalents	(41,203)	40,679
Cash and cash equivalents at beginning of period	55,251	11,509
Cash and cash equivalents at end of period	$14,048	52,188